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                                                                      EXHIBIT 99


                             [Eagle USA Letterhead]



FOR IMMEDIATE RELEASE                            COMPANY CONTACT: DOUGLAS SECKEL
                                                         CHIEF FINANCIAL OFFICER
                                                                  (281) 442-1188



               EAGLE USA AIRFREIGHT FIRST QUARTER REVENUES UP 66%
                        FIRST QUARTER NET INCOME UP 78%

HOUSTON, TX., Jan. 27, 1997 --- Eagle USA Airfreight, Inc. (NASDAQ/NMS:EUSA) announced revenue and earnings for the first quarter ended December 31, 1996.

Eagle USA Airfreight, Inc. today reported first quarter fiscal 1997 net income of $4.5 million or a 78% increase over first quarter fiscal 1996. Earnings per share for the first quarter fiscal 1997 were $.24, a 50% increase over first quarter fiscal 1996 even with the 14% increase in average shares outstanding as a result of the initial public offering during fiscal year 1996.

Revenues for the first quarter of fiscal 1997 increased 66% to $67.6 million compared with $40.7 million for the corresponding period in fiscal 1996. Operating income for the first quarter of fiscal 1997 increased 69% to $7.2 million compared to $4.3 million for the corresponding period in fiscal 1996.

James R. Crane, Chairman and Chief Executive Officer, said, "We continue to see significant business opportunities within the domestic freight forwarding business as we provide high quality customized transportation services through our growing network of company terminals."



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                           EAGLE USA AIRFREIGHT, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                            THREE MONTHS ENDED
                                                                                DECEMBER 31,
                                                                         1996                 1995
                                                                       -------               -------
 Revenues                                                              $67,586               $40,698
 Cost of Transportation                                                 38,071                23,129
                                                                       -------               -------
                                                                        29,515                17,569
 Operating Expenses
    Personnel Costs                                                     14,288                 8,627
    Other Selling, General & Admin. Costs                                8,029                 4,683
                                                                       -------               -------
 Total Operating Expenses                                               22,317                13,310

 Operating Income                                                        7,198                 4,259
   Other Income (Expense), Net                                             273                    32
                                                                       -------               -------
    Income before Income Taxes                                           7,471                 4,291
    Provision for Income Taxes (a)                                       2,957                 1,748
                                                                       -------               -------
 Net Income                                                            $ 4,514               $ 2,543
                                                                       =======               =======
 Weighted Avg. Common
  Shares Outstanding (b)                                                18,468                16,148
  Earnings per share (b)                                               $  0.24               $  0.15

(a) Eagle USA Airfreight was an S Corporation for federal tax purposes prior to the closing of the initial public offering on December 6, 1995. The provision for income taxes for the period ended December 31, 1995 includes a pro forma charge of $945 which represents the estimated federal taxes that would have been reported had Eagle USA been a C Corporation prior to December 6, 1995.

(b) On July 8, 1996, the Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable August 1, 1996 to shareholders of record on July 24, 1996. All references to number of shares outstanding and related per share amounts have been restated to reflect the stock split. The stock split resulted in the issuance of 8,673 new shares of common stock.

Eagle USA is a leading provider of airfreight forwarding and other transportation and logistics services. Eagle USA's Internet address is www.eagleusa.com.


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